PIMCO Flexible Credit Income Fund

1633 Broadway

New York, New York 10019

February 8, 2017

VIA EDGAR

Division of Investment Management

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Attn: Ms. Anu Dubey

Re:	PIMCO Flexible Credit Income Fund
File Nos. 333-214419 and 811-23211

Dear Ms. Dubey:

Pursuant to Rule 461 under the Securities Act of 1933, as amended (the “Securities Act”), the PIMCO Flexible Credit Income Fund (the “Fund”) respectfully requests that the effectiveness of the above-referenced registration statement (the “Registration Statement”) on Form N-2 be accelerated to Thursday, February 9, 2017 or as soon thereafter as practicable. Absent acceleration, pursuant to Rule 473(b) under the Securities Act, this Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the Securities Act.

Please call Nathan Briggs of Ropes & Gray LLP at (202) 626-3909 as soon as the Registration Statement has been declared effective.

Very truly yours,

PIMCO Flexible Credit Income Fund

By: /s/ Peter G Strelow

Name: Peter G Strelow

Title: President

cc:	Nathan Briggs
Joshua Ratner, Esq.
Wu-Kwan Kit, Esq.
David C. Sullivan, Esq.

PIMCO Investments LLC

1633 Broadway

New York, New York 10019

February 8, 2017

VIA EDGAR

Division of Investment Management

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Attn: Ms. Anu Dubey

Re:	PIMCO Flexible Credit Income Fund
File Nos. 333-214419 and 811-23211

Dear Ms. Dubey:

The undersigned, as distributor of PIMCO Flexible Credit Income Fund (the “Fund”), hereby joins in the Fund’s request that the effectiveness of the above-referenced registration statement on Form N-2 be accelerated to Thursday, February 9, 2017, or as soon thereafter as practicable.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the Securities Act of 1933.

Very truly yours,

PIMCO Investments LLC

By: /s/ Joshua D. Ratner

Name: Joshua D. Ratner

Title: Chief Legal Officer

cc:	Nathan Briggs
Joshua Ratner, Esq.
Wu-Kwan Kit, Esq.
David C. Sullivan, Esq.